SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary proxy statement	[ ]	Confidential, For Use of the
Commission Only (as permitted by
[ ]	Definitive Proxy Statement		Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

M&T BANK CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Information Concerning Participants

     M&T Bank Corporation (the “Company”) and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company’s shareholders to approve the proposed acquisition transaction between Allied Irish Banks, p.l.c., Allfirst Financial Inc. and the Company. The participants in this solicitation may include the directors of the Company: William F. Allyn, Brent D. Baird, John H. Benisch, Robert J. Bennett, C. Angela Bontempo, Robert T. Brady, Patrick J. Callan, Carl L. Campbell, R. Carlos Carballada, T. Jefferson Cunningham III, Donald Devorris, Richard E. Garman, James V. Glynn, Daniel R. Hawbaker, Patrick W.E. Hodgson, Samuel T. Hubbard, Jr., Richard G. King, Reginald B. Newman, II, Jorge G. Pereira, Robert E. Sadler, Jr., Stephen G. Sheetz, John L. Vensel, Herbert L. Washington and Robert G. Wilmers; as well as the executive officers of the Company: Robert G. Wilmers, Chairman, President and Chief Executive Officer, Emerson L. Brumback, Executive Vice President, Carl L. Campbell, Vice Chairman, Atwood Collins, III, Executive Vice President, Mark J. Czarnecki, Executive Vice President, Brian E. Hickey, Executive Vice President, Adam C. Kugler, Executive Vice President and Treasurer, Ray E. Logan, Executive Vice President, C. Fred Mateer, Executive Vice President, Kevin J. Pearson, Executive Vice President, John L. Pett, Executive Vice President and Chief Credit Officer, Michael P. Pinto, Executive Vice President and Chief Financial Officer and Robert E. Sadler, Jr., Executive Vice President. As of the date of this communication, Brent D. Baird is the beneficial owner of 1.16% of the Company’s outstanding common stock, Jorge G. Pereira is the beneficial owner of 3.17% of the Company’s outstanding common stock, Robert G. Wilmers is the beneficial owner of 6.18% of the Company’s outstanding common stock and none of the other foregoing participants individually beneficially owns in excess of 1% of the Company’s outstanding common stock. The directors and executive officers of the Company beneficially own in the aggregate approximately 13.36% of the Company’s outstanding common stock. Additional information about all of the directors and certain executive officers of the Company is included in the Company’s proxy statement for its 2002 Annual Meeting of Shareholders filed with the SEC on March 8, 2002. Information will also be included in a proxy statement to be filed by the Company in connection with the proposed merger. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov), at M&T’s web site (www.mandtbank.com) or by contacting M&T Bank Corporation, One M&T Plaza, 5th Floor, Buffalo, New York 14203, Attention: Corporate Reporting, telephone (716) 842-5390.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

The following is a joint press release issued by Allied Irish Banks, p.l.c. and the Company on September 26, 2002:

Allied Irish Banks, p.l.c. and M&T Bank Corporation
announce strategic partnership;

Allfirst Financial Inc. to be merged into M&T Bank.

Buffalo, New York, Dublin, Ireland and Baltimore, Maryland (September 26, 2002) – Allied Irish Banks, p.l.c. (“AIB”) [NYSE:AIB] Dublin, Ireland and M&T Bank Corporation (“M&T”) [NYSE:MTB] Buffalo, NY today jointly announced that they have entered into a strategic partnership designed to create a major US regional bank in a $3.1 billion1 transaction (the “Merger”).

The merger of M&T and Allfirst Financial Inc. (“Allfirst”) will create a strong mid-Atlantic banking franchise with over 700 branches in six states and the District of Columbia, and a leading deposit market share in the combined area of upstate New York, central Pennsylvania and Maryland (“Enlarged M&T”). The expanded franchise will be amongst the top twenty largest US banking companies with pro-forma combined assets of approximately $49 billion as of June 30, 2002. Allfirst’s primary banking subsidiary, Allfirst Bank, will be merged into Manufacturers and Traders Trust Company (M&T Bank), M&T’s principal commercial banking subsidiary. Key details of the merger are attached.

Partnership overview

•	Long-term strategic partnership underpinned by:

– strong alignment between management and shareholders;

– reciprocal Board representation;

– AIB’s involvement on key M&T Board committees;

– the merged entity will be managed by M&T’s proven management team;

– key AIB executive to join M&T top management team;

•	AIB receives 22.5% stake in the Enlarged M&T plus $886 million in cash;

•	It is expected that approx. $450 million will be used to buy back AIB shares;

•	Significant synergies are expected to be realised:

– cost savings of $100 million; $60 million expected in 2003;

•	Merger expected to be earnings enhancing for both partners;

•	Merger transforms both franchises’ position in U.S. regional banking;

•	Combined franchise will have a leading market share in a region which includes six states and the District of Columbia, equivalent to the 6th largest state in the country in terms of deposits and the 5th largest state in terms of population;

•	Well positioned for future expansion, post integration.

[1] Based on 30 day rolling average share price of M&T Bank

Allied Irish Banks, p.l.c. and M&T Bank Corporation announce strategic partnership

M&T’s track record as a consistently best in class performer will be applied to developing Allfirst’s strong regional franchise in growth geographies. Since 1983, M&T has achieved:

•	a compound annual growth of 25% in cash earnings per share;

•	a compound annual rate of return to shareholders of 24%;

•	the highest share price appreciation of any of the top 100 U.S. banks;

•	the sixth highest return to shareholders compared with all companies in the Fortune 500 since 1981.

M&T’s board of directors received a financial fairness opinion from Lehman Brothers, Inc. and was represented by the legal firm of Arnold & Porter. AIB’s board of directors received a financial fairness opinion from Merrill Lynch and was represented by the law firm of Wachtell, Lipton, Rosen and Katz. AIB’s board of directors was also advised by AIB Corporate Finance.

Michael Buckley, Group Chief Executive, AIB said, “AIB’s partnership with M&T is the ideal opportunity for us to reposition and strengthen our involvement in U.S regional banking. Following a comprehensive review of our strategic options, I believe that we have found in M&T a partner with whom we share a common ethos. Together we create a long term, sustainable growth proposition that is mutually beneficial and which will create compelling value for AIB shareholders.”

Robert G. Wilmers, Chairman, President and CEO of M&T said, “Allfirst is the perfect partner for our growing mid-Atlantic presence. Allfirst is in growing markets, they have strong market share, and business strengths that will enhance our own operating mix. We anticipate a smooth integration of our businesses, great service for our new and old customers, while we continue to enhance value for our shareholders.”

For further information please contact:

Michael S. Piemonte Head of Investor Relations, M&T Bank, One, M&T Plaza, Buffalo, New York. Tel: +716-842-5138	Alan Kelly, Head of Group Investor Relations, AIB Group, Bankcentre, Ballsbridge, Dublin 4. Tel: +353-1-641 2162	Catherine Burke, Head of Corporate Relations, AIB Group, Bankcentre, Ballsbridge, Dublin 4. Tel: +353-1-641 3894 Cell: +353-86-250 6303

See notice on page 4 of the release regarding this afternoon’s briefings for Investors, Analysts and Media.

26 September, 2002	Page 2 of 4

Allied Irish Banks, p.l.c. and M&T Bank Corporation announce strategic partnership

Key details of the merger:

Terms of the agreement, which have been approved by the boards of both companies, call for AIB to receive 26.7 million shares of M&T common stock and approximately $886 million in cash in exchange for all shares of Allfirst. Based on the 30-day rolling average price of M&T shares, the transaction is valued at $3.1 billion. The transaction will be accretive to M&T earnings per share (excluding merger related one-time expenses) beginning in 2003. The Merger is subject to a number of conditions, including various regulatory approvals and approvals of each company’s share holders. It is expected that the Merger will be completed in the first quarter of 2003.

Following the Merger, Mr. Buckley will join the boards of M&T and M&T Bank and become a member of the M&T board’s executive committee. In addition, Mr. Eugene Sheehy, currently Chairman and CEO of AIB’s US Division will take the position of Chairman and CEO of M&T’s Maryland and Pennsylvania divisions. Mr. Sheehy will join the Executive Management Committee of M&T, and will be nominated to the board of directors of both M&T and M&T Bank, along with two other AIB nominees. Mr. Wilmers will continue as chairman, president and CEO of M&T and chairman and CEO of M&T Bank. Mr. Wilmers will also join the AIB Group board of directors, as a non-executive director.

A number of statements we make in this document are not based on historical fact, but will be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward looking statements. Factors that could cause actual results to differ materially from those in the forward looking statements include, but are not limited to, global, national and regional economic conditions, levels of market interest rates, credit or other risks of lending and investment activities, competitive and regulatory factors and technology change.

ADDITIONAL INFORMATION

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of M&T in connection with the Merger, and their interests in the solicitation, is set forth with in a filing made by M&T on the date of this press release with the SEC.

M&T will be filing a proxy statement and other relevant documents concerning the transaction with the SEC. Investors are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by M&T may be obtained free of charge at M&T’s web site (www.mandtbank.com) or by contacting M&T Bank Corporation at One M&T Plaza, Buffalo, New York 14203, Attention: Investor Relations, (716) 842 5445.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

26 September, 2002	Page 3 of 4

Allied Irish Banks, p.l.c. and M&T Bank Corporation announce strategic partnership

A briefing for Investors and Analysts will take place as follows:

There will be a live video link to New York for a presentation by Robert Wilmers, Chairman, President & Chief Executive Officer, M&T, and Michael Buckley, Group Chief Executive, AIB, followed by a questions and answers session.

Dublin	2:00pm, Main Conference Room, AIB Headquarters, Bankcentre, Ballsbridge, Dublin 4.

London	2:00pm, City Presentation Centre, 4, Chiswell Street, London EC1Y 4UP.

New York	9:00am, The Millennium Broadway Hotel, 145 West Street, New York (between Broadway and 6th Avenue)

Webcast	Logon to http://www.mandtbank.com and click on the link to the webcast. The webcast will include the full presentation followed by the questions and answers session

A conference call discussing the transaction will be held on Thursday, September 26 at 9 a.m. EDT. The toll-free dial-in number is 1-888-335-6540. For all participants wishing to listen to the replay of the conference call, the U.S. replay number is 1-877-519-4471 and the access code is 3506960. The call will be available from 11 a.m. EDT on September 26, 2002 to 12 a.m. EDT on October 3, 2002.

Today’s news release, transaction details and live audio webcast of the call are available online at www.mandtbank.com, www.allfirst.com, www.aib.ie.

A briefing for all media will take place as follows:

There will be a live video link to New York for a presentation by Robert Wilmers, Chairman, President & Chief Executive Officer, M&T, and Michael Buckley, Group Chief Executive, AIB, followed by a questions and answers session.

Dublin	4:00pm, Main Conference Room, AIB Headquarters, Bankcentre, Ballsbridge, Dublin 4.

London	4.00pm, City Presentation Centre, 4, Chiswell Street, London EC1Y 4UP.

Media contact:

M&T Bank Corporation Michael Zabel 716-842-5385 mzabel@mandtbank.com	The Abernathy MacGregor Group Mike Pascale / Rhonda Barnat 212-371-5999 mmp@abmac.com / rb@abmac.com

26 September, 2002	Page 4 of 4

MEDIA ALERT

You are invited to join us for a
CONFERENCE CALL
 to discuss
The announcement of Strategic Partnership
 AIB and M&T Bank

with

ROBERT G. WILMERS
Chairman, President and Chief Executive Officer, M&T Bank Corporation
and

MICHAEL BUCKLEY
Group Chief Executive, Allied Irish Banks, p.l.c.

Thursday, September 26, 2002
12 p.m. (EDT)

To participate via phone please call: (888) 277-8128

Please dial in approximately 15 minutes prior to the start of the meeting.

TRANSACTION DETAILS are available at www.mandtbank.com, www.allfirst.com, www.aib.ie

IF YOU HAVE ANY QUESTIONS PLEASE CONTACT ALYSSA SOARES AT 212-371-5999
OR
E-MAIL AT AMS@ABMAC.COM

ANALYST / INVESTOR ALERT

You are invited to join us for an
ANALYST AND INVESTOR MEETING
to discuss
The announcement of Strategic Partnership

AIB and M&T Bank
 with

ROBERT G. WILMERS
Chairman, President and Chief Executive Officer, M&T Bank Corporation
and

MICHAEL BUCKLEY
Group Chief Executive, Allied Irish Banks, p.l.c.
and

MICHAEL PINTO
Chief Financial Officer, M&T Bank Corporation

Thursday, September 26, 2002
9 a.m. (EDT)
THE MILLENNIUM HOTEL, 3rd FLOOR, ROOM 302
(145 West 44th Street, between 6th & Broadway Avenues)
To participate via phone please call: (888) 335-6540

Please dial in approximately 15 minutes prior to the start of the meeting.

TRANSACTION DETAILS and webcast are available at www.mandtbank.com, www.allfirst.com, www.aib.ie

An audio replay of the meeting will be available from approximately
11 a.m. (EDT) on September 26 through 12 a.m. (EDT) on October 3.

THE DOMESTIC REPLAY TELEPHONE NUMBER IS: 877-519-4471
The access code is: 3506960

IF YOU HAVE ANY QUESTIONS PLEASE CONTACT ALYSSA SOARES AT 212-371-5999
OR
E-MAIL AT AMS@ABMAC.COM

The following is a presentation made by Allied Irish Banks, p.l.c. and the Company to analysts, investors and the media on September 26, 2002:

AIB and M&T Bank "Announcement of Strategic Partnership" Robert G. Wilmers, Chairman, President and Chief Executive Officer, M&T Bank Corporation Michael Buckley, Group Chief Executive, Allied Irish Banks, p.l.c. New York, Dublin, London, 26 September 2002

A number of statements we will be making in our presentation and in the accompanying slides will not be based on historical fact, but will be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward looking statements. Factors that could cause actual results to differ materially from those in the forward looking statements include, but are not limited to, global, national and regional economic conditions, levels of market interest rates, credit or other risks of lending and investment activities, competitive and regulatory factors and technology change. visit www.aibgroup.com/investorrelations/home/ Forward looking statement

Robert G. Wilmers Chairman, President and Chief Executive Officer, M&T Bank Corporation

Highlights Allfirst merged into M&T - value $3.1 billion* AIB becomes 22.5% shareholder in M&T and receives $886 million in cash. Combined entity to be managed by M&T's proven management team. Other details of strategic partnership agreed. Due diligence concluded. Completion target Q1, 2003. * based on 30 day rolling average share price of M&T Bank

Financial highlights Strong earnings enhancement for M&T Earnings enhancing for AIB in year 1, strong growth potential Significant cost and revenue synergies cost savings of $100 million ($60 million delivered in 2003)

Key benefits Merger will create a bank that .. Is founded on a long term partnership basis Transforms both franchises with combined assets of US$49bn Has no. 1 market share in its region Covers an area equivalent to 6th largest U.S. state in terms of deposits, 5th largest in terms of population Has clear cost and revenue synergy opportunities Is well positioned for strong earnings growth and continued expansion

Financial impact (Proforma) US$m M&T Allfirst* Combined Assets 31,686 17,252 48,938 Loans & leases 25,167 10,565 35,732 Deposits 21,858 11,597 33,455 Shareholders' equity 2,977 1,696 4,673** Tier 1 ratio 7.5% 7.9% As at 30 June, 2002 * excluding Community Counselling Services Inc. **excluding impact of share capital issue and fair value adjustments

M&T overview Regional bank holding company headquartered in Buffalo, N.Y. Over 451 branches in New York, Pennsylvania, Maryland and West Virginia A top 20 U.S. bank post merger Successful acquisition record 29% owned by management / employees, 7% Berkshire Hathaway (Warren Buffett) Market cap. US$6.9bn

M&T Business profile No. 1 market share in upstate New York and central Pennsylvania Top 3 position in 70% of top 10 MSA's Portfolio makeup - commercial banking 20% - commercial real estate 37% - residential mortgages 22% - retail banking 21% Retail and commercial banking in over 80 counties Customer focus, robust credit culture and excellent productivity drives performance

Business performance - M&T CAGR 1998 to 2001... Cash EPS +15% Deposits +14% Loans +17% Cost / income ratio reduced from 52% to 50% Average provision charge 30bps, balance sheet provision coverage 1.9% Long term out-performance among peers.

Enlarged M&T - power, scale and stability Leverage partner's skill set and experience Exploit potential in attractive locations Cost savings $100 million Strong earnings accretion Robust capital ratios - Tier 1 6.2% post transaction

Michael Buckley Group Chief Executive, Allied Irish Banks, p.l.c.

The AIB perspective AIB objectives: secure long term position in U.S. regional banking increase U.S. earnings momentum Discussions began October 2001 Strong management and shareholder alignment Increasing scale and geographic diversification Transparent value of investment Stronger earnings growth potential

Partnership Shareholding AIB M&T Management Berkshire Hathaway (Warren Buffett) Other 22.5 22.2 5.7 49.6

The partnership agreement Close alliance between M&T & AIB... Robert G. Wilmers to join Board of AIB Group Michael Buckley to join M&T Board and Executive Committee Eugene Sheehy* to be Chairman and CEO of M&T Maryland, Pennsylvania region. Member of M&T Executive Management Committee and Board AIB to nominate 2 additional Directors to M&T main board: represented on board committees Other arrangements to share and exchange skill sets and experience. * Currently Executive Chairman AIB USA and CEO Allfirst

M&T - the expanded footprint ___________________ Source: SNL Financial. (1) Branch overlap within one mile radius. (2) Deposit data as of June 30, 2001. (3) Upstate NY includes all NY counties except Bronx, Kings, Nassau, New York, Queens, Richmond, Rockland, Suffolk and Westchester. (4) Central & Eastern PA includes all counties east of Altoona except those in the Philadelphia MSA. Leading Position in Core Markets ($ in millions) Market Deposits (2) Share Rank Upstate NY (3) $11,687 13.1% 2 Central & Eastern PA (4) 7,914 12.4 1 Maryland 8,555 12.8 2 Pro Forma Franchise ($ in millions) Total Deposits (6/02): $33,455 Total Branches: 711 Average Deposits / Branch: $47.1 Overlapping Branches: (1) 29 Percent Overlap: 11.2% Allfirst M&T Bank

Buying into higher earnings momentum M&T - track record since 1983... Compound annual growth of 25% in cash earnings per share Compound annual rate of return to shareholders of 24% Highest share price appreciation of any of the top 100 U.S. banks Top class M&A execution skills

Value and growth Capital ratios strengthened - tier 1 at 8.3% post transaction Approx. $450 million to be utilised for share buyback AIB earnings enhancing from year 1 Conclusion Convincing proposition for AIB shareholders

Summary A merger of complementary franchises and skill sets Long term partnership, exciting growth and expansion potential Significant synergy & efficiency opportunities Increased stakeholder value - staff, customers and shareholders

Gary Kennedy Group Director, Finance & Enterprise Technology, Allied Irish Banks, p.l.c.

Background AIB has a long and successful track record in U.S. regional banking Highly valuable franchise, excellent market positions Slowing revenues in recent years Changed approach, adopting a Community Banking model in retail markets Continuing commitment to full service commercial banking

Commitment to U.S. regional banking Exit not a credible consideration, founded on key fundamentals: conviction in our ability to generate long term shareholder value in U.S.; U.S. regional banking - high performers generate high growth; franchise potential under exploited; AIB retail and commercial banking skills under utilised.

Long term partnership - key criteria Detailed examination of alliance / partnership opportunities to increase value for shareholders Common values, ethos and culture AIB skill sets fully utilised Proven and consistent performance record Management depth, community and commercial banking skills Convincing capacity to integrate and accelerate Allfirst's changed business model Combined market scale and power, sustainable growth proposition.

M&T - The ideal choice Quality of management team demonstrated over long period Fully satisfies other key criteria Close alignment of AIB / M&T management interest, underpinned by combined shareholding Positioning for earnings growth in line with other AIB franchises Improved transparency and increasing value of AIB's investment: enlarged franchise a potential member of S&P 500 index.

Expected AIB earnings impact Expected to be modestly accretive in 2003 based on: Income from associated undertakings in 2003 assumes marginal organic growth in "Allfirst", market consensus growth of 7% in "M&T" net income Share of $100 million cost savings ($60 million in 2003) Approx. $450m to be utilised for share buyback

AIB balance sheet post transaction Euro m June 2002 Post Transaction Assets 85,733 72,512 Debt Securities 18,515 15,450 Loans etc 56,380 45,877 Deposits etc 70,584 57,064 Tier 1 6.8% 8.3%

Investing for sustainable growth Convincing shareholder proposition Merger of two complementary franchises with increased scale and synergy opportunities Strong track record of M&T in relatively low growth locations Significant increase in management depth and capability Shared community and commercial banking ethos

Forward Looking Information This presentation contains forward looking statements with respect to the financial condition, results of operations and business of M&T and Allfirst and assuming the consummation of the transaction, a combined M&T and Allfirst, including statements relating to: (i) the cost savings and revenue enhancements and accretion to reported and cash earnings that will be realized from the merger; and (ii) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities: (i) expected cost savings from the merger cannot be fully realized or realized within the expected time; (ii) revenues following the merger are lower than expected; (iii) competitive pressure among depository institutions increase significantly; (iv) the integration of the business of M&T and Allfirst costs more, takes longer or is less successful than expected; (v) the cost of additional capital is more than expected; (vi) changes in the interest rate environment reduces interest margins; (vii) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (viii) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and (ix) changes may occur in the securities market. Neither M&T nor Allfirst assume any obligation to update forward looking statements.

Transaction Summary

Transaction Summary Transaction: Merger between Allfirst and M&T Aggregate Value: $3.1 billion based on 30 trading day average M&T share price Transaction Consideration: 26.7 million M&T shares $886.1 million cash Stock / Cash Mix: 71% / 29% Accounting / Tax: Purchase accounting; tax-free reorganization Board Representation: 4 AIB directors Standstill and Governance Agreement: Includes limitations on ownership in M&T, anti-dilution provisions and M&T right of first refusal to purchase any shares sold by AIB

Transaction Summary Due Diligence: Comprehensive due diligence completed, including a detailed credit review Collars / Walk-Away: None Conditions to Closing: Shareholders of M&T and AIB Normal U.S. regulatory approvals Central Bank of Ireland Expected Closing: First quarter of 2003

Highly Attractive Regional Banking Franchise Allfirst Key Statistics (1) $17.3 billion in assets $10.7 billion in loans $11.6 billion in deposits $1.7 billion in shareholders' equity Over 260 branches and 605 ATMs $17.9 billion assets under management with an additional $121.0 billion assets under administration ________________ Source: SNL Financial and company filings. 1. Data as of or for the quarter ended June 30, 2002.

Population: 5.4 million (19th largest state) Median Household Income: $52,868 (3rd highest in the nation; 25% above national average) Wealthy CMSA: Washington-Baltimore CMSA is the 5th wealthiest and 5th largest retail market in the U.S. Competitive dynamics are favorable to M&T's banking model Competitive dynamics are favorable to M&T's banking model Maryland: One of Nation's Best Banking Markets ___________________ Source: SNL Financial/Claritas and www.choosemaryland.org.

Sizeable Trust and Asset Management Business Allfirst will significantly increase M&T's trust and asset management business Allied Investment Advisors, the main institutional advisory subsidiary of Allfirst, currently manages $11.0 billion in assets for 250 institutions ___________________ Data as of June 30, 2002. 1. Six months ended June 30, 2002 revenue (annualized).

Increases Fee Income Component of Revenue Mix ___________________ Note: Data for the six months ended June 30, 2002. 1. Fee income and revenue exclude consulting income from Community Consulting Service Co., Inc. and Ketchum, which will be retained by AIB, as well as FX losses, trading income and gains or losses on sale of securities. Pro Forma (1) Fee Income / Revenue 28.3% 40.5% 32.5% M&T Allfirst (1) $244.0M $179.3M $423.3M

Credit Quality At June 30, 2002

Financials

Comparable Transactions ____________________ Source: SNL Financial and FactSet. 1. Based on 30 trading day average M&T share price of $81.46 as of September 25, 2002. 2. Comparable bank acquisitions valued between $1.0 billion and $10.0 billion announced in 2000 and 2001 (nine deals total). 3. Core EPS excludes consulting income, non-recurring items and gains or losses on the sale of securities, and is based on 1H 2002 results annualized 4. For comparable transactions, earnings multiples are based on current year earnings estimates for respective companies. Implied Comparable Transaction Transactions Multiples (1) Average (2) Price as a Multiple of: LTM Core GAAP EPS (3) 14.0 x 18.4 x LTM Core Cash EPS (3) 12.5 16.8 2002 Core GAAP EPS (3) 14.4 15.9 (4) 2002 Core Cash EPS (3) 14.0 15.0 (4) Book Value 1.76 2.38 Tangible Book Value 3.21 3.09 Total Deposit Premium 18.2% 17.7%

Conservative Cost Savings Assumptions Cost saves assumed are modest relative to past M&T transactions: Significant potential for productivity improvements: ____________________ 1. Excluding fraud-related charges. ($ in thousands) June 30, 2002 M&T Allfirst Revenues per Employee $ 198 $ 159 Earning Assets per Employee 3,221 2,639 Cash Efficiency Ratio 48.6% 63.6% (1)

Conservative Cost Savings Assumptions Model assumes realization of cost savings in the first full year after acquisition ____________________ 1. 2004 projected expenses excluding those related to Community Consulting Service Co., Inc. and Ketchum.

Transaction Financials Based on "Street" estimates for M&T and marginal growth in the Allfirst businesses, the transaction is expected to be accretive to M&T's cash earnings per share beginning in 2003 Accretion is principally driven by expense savings estimated at 17.4% of Allfirst's annualized 2002 non-interest expense base. Cost savings are expected to begin shortly following closing and be fully implemented by 2004. Total expense savings are estimated to be $60 million in 2003 and just over $100 million in 2004. Revenue enhancements identified but not assumed. M&T fully expects to continue to manage it's capital to balance prudent capital levels while remaining dedicated to superior shareholder returns. The cash component of merger consideration is assumed to be financed through a mix of subordinated and senior debt. Core deposit intangible estimated at 2.5% of core deposits amortized on an accelerated basis over 7 years.

Estimated Merger Related Charges

Summary Consistent with M&T strategy of acquiring franchises with meaningful market share Strong business and geographic fit Raises growth profile Increases fee income component of revenue stream Strong EPS accretion using conservative earnings projections and modest cost savings targets IRR in excess of cost of capital Identified, achievable cost saving targets Significant revenue opportunities identified